Exhibit 99

RPC, Inc. Reports Second Quarter 2016 Financial Results

ATLANTA, July 27, 2016 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2016. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2016, revenues decreased 51.9 percent to $143.0 million compared to $297.6 million in the second quarter of last year. Revenues decreased compared to the prior year due to lower activity levels and pricing for our services, partially offset by higher service intensity. Operating loss for the quarter was $75.2 million compared to an operating loss of $52.3 million in the prior year. Net loss for the quarter was $48.7 million or $0.23 loss per share, compared to net loss of $34.1 million or $0.16 loss per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $19.1 million compared to EBITDA of $17.6 million in the prior year. 1 For the six months ended June 30, 2016, revenues decreased by 52.8 percent to $332.1 million compared to $703.8 million last year. Net loss for the six-month period was $81.2 million, or $0.38 loss per share, compared to net loss of $26.5 million, or $0.12 loss per share last year.

Cost of revenues during the second quarter of 2016 was $127.0 million, or 88.8 percent of revenues, compared to $241.6 million, or 81.2 percent of revenues, during the second quarter of last year.  Cost of revenues decreased due to lower activity levels, coupled with reduced personnel headcount and incentive compensation. As a percentage of revenues, cost of revenues increased due to inefficiencies resulting from lower activity levels coupled with a slight decline in pricing for our services.

Selling, general and administrative expenses were $36.5 million in the second quarter of 2016 compared to $40.2 million in the second quarter of 2015. These expense decreases resulted from lower total employment costs due to headcount reductions, as well as other expense reduction efforts. As a percentage of revenues, these costs increased to 25.5 percent in the second quarter of 2016 compared to 13.5 percent in the second quarter of 2015. Depreciation and amortization decreased to $56.3 million during the quarter compared to $69.8 million in the second quarter of the prior year due to lower capital expenditures during the previous four quarters.

Interest expense during the second quarter of 2016 was $126 thousand, a decrease compared to $390 thousand during the second quarter of the prior year. Interest expense declined during the quarter because RPC had no outstanding balances under its syndicated credit facility during the quarter. Interest expense during the second quarter of 2016 consisted of facility fees and loan costs.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Second Quarter 2016 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended June 30, 2016 decreased by $46.1 million or 24.4 percent compared to the first quarter of 2016. Revenues decreased due to lower activity levels and continued competitive pricing for our services. Cost of revenues during the second quarter of 2016 decreased by $34.3 million or 21.2 percent due to lower materials and supplies expenses and employment costs. Selling, general and administrative expenses during the second quarter of 2016 decreased by $7.1 million or 16.3 percent compared to the first quarter of 2016 due to lower bad debt expense, professional fees and employment costs. RPC’s operating loss during the second quarter of 2016 was $75.2 million, approximately the same as in the first quarter. Net loss increased from $32.5 million in the first quarter of 2016 to $48.7 million in the second quarter of 2016, as the first quarter included a large non-recurring tax benefit. Loss per share for the second quarter increased from $0.15 in the first quarter of 2016 to $0.23 this quarter.

Management Commentary

“Industry activity continued to decline during the second quarter, as the U.S. domestic rig count again fell to a record low,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average U.S. domestic rig count during the second quarter of 2016 was 420, a decrease of 53.7 percent compared to the same period in 2015, and a decrease of 22.6 percent compared to the first quarter of 2016. The average price of natural gas during the second quarter was $2.19 per Mcf, an 18.9 percent decrease compared to the prior year, but an 11.7 percent increase compared to the first quarter of 2016. The average price of oil during the second quarter was $46.02 per barrel, a 20.0 percent decrease compared to the prior year but a 36.4 percent increase compared to the first quarter of 2016. Industry pricing declined again, as the massive oversupply of service capacity forced distressed companies to secure spot-market work at lower prices and provided larger service companies an incentive to lower pricing and gain market share. RPC responded to this latest decline in activity and pricing by maintaining the discipline not to accept work that was priced below a minimum projected contribution threshold. This resulted in lower activity levels for our major service lines. We also responded to this environment by reducing expenses while continuing to maintain our equipment to be prepared for the industry recovery. We also continue to maintain our financial strength, and at the end of the second quarter, our balance sheet showed $141.4 million in cash, with no debt. We invested $8.7 million in capital expenditures to maintain our equipment during the second quarter, and we continue to project minimal capital expenditures during the remainder of 2016.

“During the latter part of the second quarter into the beginning of the third quarter, the U.S. domestic rig count increased for several consecutive weeks. In addition, during June, activity levels in several of our service lines began to increase. As we begin the third quarter, we are submitting more customer proposals and preparing for higher activity levels. A lack of a clear, positive trend in oil prices reduces our confidence in the strength of a near-term recovery; however, we believe that the domestic oil and gas industry has finally reached a cyclical trough,” concluded Hubbell.

Second Quarter 2016 Earnings Release

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues decreased by 52.4 percent for the quarter compared to the prior year due to lower activity levels and pricing as compared to the prior year, particularly within our pressure pumping service line, which is the largest service line within Technical Services. Support Services revenues decreased by 45.8 percent during the quarter compared to the prior year due principally to lower pricing and activity levels in the rental tool service line, which is the largest service line within this segment, partially offset by stronger financial results within several of the other service lines which comprise this segment. Both Technical and Support Services reported operating losses due to lower revenues, partially offset by cost control efforts undertaken throughout the company.

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues:
Technical Services	$131,217	$275,806	$306,689	$653,899
Support Services	11,781	21,754	25,404	49,931
Total revenues	$142,998	$297,560	$332,093	$703,830
Operating (loss) profit:
Technical Services	$(65,690)	$(49,253)	$(128,954)	$(43,391)
Support Services	(7,163)	(1,458)	(13,799)	2,449
Corporate expenses	(3,884)	(3,355)	(10,327)	(7,707)
Gain on disposition of assets, net	1,515	1,718	2,771	2,676
Total operating loss	$(75,222)	$(52,348)	$(150,309)	$(45,973)
Interest expense	(126)	(390)	(451)	(1,081)
Interest income	104	9	127	15
Other (expense) income, net	(154)	143	188	5,727

Loss before income taxes	$(75,398)	$(52,586)	$(150,445)	$(41,312)

RPC, Inc. will hold a conference call today, July 27, 2016 at 9:00 a.m. ET to discuss the results for the second quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 417-8465 or (719) 325-2244 and using the access code #5594346. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

Second Quarter 2016 Earnings Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, RPC’s expectations regarding capital expenditures during 2016; our commitment to maintaining our equipment and remaining in a strong financial condition, our lack of confidence in the strength of a near-term recovery for our industry; and our belief that the domestic oil and gas industry has reached a cyclical trough. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Second Quarter 2016 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	2016	2015
REVENUES	$142,998	$189,095	$297,560	$332,093	$703,830
COSTS AND EXPENSES:
Cost of revenues	126,997	161,256	241,617	288,253	534,062
Selling, general and administrative expenses	36,458	43,546	40,208	80,004	82,640
Depreciation and amortization	56,280	60,636	69,801	116,916	135,777
Gain on disposition of assets, net	(1,515)	(1,256)	(1,718)	(2,771)	(2,676)
Operating loss	(75,222)	(75,087)	(52,348)	(150,309)	(45,973)
Interest expense	(126)	(325)	(390)	(451)	(1,081)
Interest income	104	23	9	127	15
Other (expense) income, net	(154)	342	143	188	5,727
Loss before income taxes	(75,398)	(75,047)	(52,586)	(150,445)	(41,312)
Income tax benefit	(26,712)	(42,536)	(18,531)	(69,248)	(14,805)
NET LOSS	$(48,686)	$(32,511)	$(34,055)	$(81,197)	$(26,507)

LOSS PER SHARE
Basic	$(0.23)	$(0.15)	$(0.16)	$(0.38)	$(0.12)
Diluted	$(0.23)	$(0.15)	$(0.16)	$(0.38)	$(0.12)

AVERAGE SHARES OUTSTANDING
Basic	214,263	214,111	212,598	214,187	213,586
Diluted	214,263	214,111	212,598	214,187	213,586

Second Quarter 2016 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2016	2015
ASSETS
Cash and cash equivalents	$141,354	$14,844
Accounts receivable, net	130,903	299,550
Inventories	115,954	146,945
Deferred income taxes	-	9,027
Income taxes receivable	50,565	32,292
Prepaid expenses	5,111	6,417
Other current assets	5,650	2,530
Total current assets	449,537	511,605
Property, plant and equipment, net	584,963	813,993
Goodwill	32,150	32,150
Other assets	24,627	26,034
Total assets	$1,091,277	$1,383,782

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$39,512	$75,606
Accrued payroll and related expenses	15,681	24,070
Accrued insurance expenses	4,292	6,878
Accrued state, local and other taxes	6,786	5,967
Income taxes payable	8,167	4,051
Other accrued expenses	1,608	157
Total current liabilities	76,046	116,729
Long-term accrued insurance expenses	10,085	11,324
Notes payable to banks	-	54,900
Long-term pension liabilities	32,520	35,014
Other long-term liabilities	3,360	15,818
Deferred income taxes	95,257	130,002
Total liabilities	217,268	363,787
Common stock	21,755	21,702
Capital in excess of par value	-	-
Retained earnings	869,122	1,016,754
Accumulated other comprehensive loss	(16,868)	(18,461)
Total stockholders' equity	874,009	1,019,995
Total liabilities and stockholders' equity	$1,091,277	$1,383,782

Second Quarter 2016 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(in thousands except per share data)	June 30, 2016	March 31, 2016	June 30, 2015	2016	2015

Reconciliation of Net Loss to EBITDA
Net Loss	$(48,686)	$(32,511)	$(34,055)	$(81,197)	$(26,507)
Add:
Income tax benefit	(26,712)	(42,536)	(18,531)	(69,248)	(14,805)
Interest expense	126	325	390	451	1,081
Depreciation and amortization	56,280	60,636	69,801	116,916	135,777
Less:
Interest income	104	23	9	127	15
EBITDA	$(19,096)	$(14,109)	$17,596	$(33,205)	$95,531

EBITDA PER SHARE
Basic	$(0.09)	$(0.07)	$0.08	$(0.16)	$0.45
Diluted	$(0.09)	$(0.07)	$0.08	$(0.16)	$0.45